Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03

                                                                  Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03

PRICING SUPPLEMENT NO. 6 DATED MAY 9, 2003
(To Prospectus and Prospectus Supplement Dated March 20, 2003)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series L
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                           Fixed Rate Notes


Trade Date:                April 14, 2003                     Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       May 16, 2003  Principal Amount:           $10,000,000
Stated Maturity Date:      May 16, 2023   Net Proceeds:               $9,780,000
Interest Rate:             6.00%        Specified Currency:         U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
     Interest  Payment  Dates:  Semi-Annually,   on  May  16  and  November  16,
commencing November 16, 2003
Record Dates: 10 days prior to the Interest Payment Date

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |_| The Notes cannot be repaid prior to maturity.
     |X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:  May 16, 2006            Optional Repayment Dates:
     Initial Redemption Percentage:  100%
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|

     Additional/Other Terms: The notes may be redeemed semi-annually on an Interest Payment Date, in whole or in part, commencing on or after the Initial Redemption Date upon 10 business days' notice to Holder







     The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of March 31, 2003, Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.) did not have any secured indebtedness outstanding, and Countrywide Home Loans had $4,831,211,425 of secured indebtedness outstanding. As of that date, Countrywide Home Loans had $19,204,335,600 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.